Exhibit 3.01

AMENDMENT NO. 3

TO

BYLAWS

OF

MONARCH CASINO & RESORT, INC.

Article II, Section 14, is amended to read in its entirety as follows:

14.                               Eligibility of Directors.  No Director is eligible to continue to serve as a Director of the Corporation who is required under Nevada or Colorado gaming laws to be found suitable to serve as a director and who is not found suitable or whose finding of suitability is suspended or revoked by Nevada or Colorado gaming authorities.  Such eligibility shall cease immediately following whatever act or event terminates the director’s eligibility under the laws and gaming regulations of either the State of Nevada or the State of Colorado.

Certificate of Secretary

The undersigned Secretary does hereby certify that the foregoing is a true and correct copy of the Amendment No. 3 to Bylaws of Monarch Casino & Resort, Inc. adopted at a meeting of the Board of Directors held on June 1, 2012.

Dated this 1st day of June, 2012.

/s/ Bob Farahi
Bob Farahi
Secretary